Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-128430, 333-147107, and 333-169001) of Builders FirstSource, Inc. of our report dated March 2, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the references to us under the heading “Selected Financial Data” in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 2, 2011